Exhibit 10.34
LETTER AGREEMENT

This LETTER AGREEMENT (the "Agreement") is entered into by and between NatureWell, Incorporated (the "Company") and Donald Brucker ("Brucker") and is made effective as of February 21, 2005 (the "Effective Date"). The Company and Brucker agree as follows:

1.

The Company shall issue an unsecured convertible note to Brucker, face value $12,500, as payment for past due compensation and loans/advances made to the Company. Such convertible note shall; (i) accrue interest at the rate of 4% per annum, (ii) mature on October 1, 2010, and (iii) be convertible into the Company's common stock (at any time, in whole or in part, at the option of the holder) at a Conversion Price of $.0025, provided however, should the par value of the Company (or its successor) become equal to or less than the Conversion Price the Company shall have the right to force conversion into common stock at any time thereafter (5,000,000 shares).

2.

The Company shall issue a senior secured convertible note to Brucker, face value $35,000, in exchange for that certain senior secured note (and accrued interest thereon) owned by Brucker, face value $18,250, which is dated February 15, 2005, and as payment for services of approximately $15,290. Such senior convertible note shall; (i) be secured by a first lien on all of the Company's assets and be pari passu with the Company's other senior debt, (ii) accrue interest at the rate of 4% annum, (iii) mature on October 1, 2010, and (iv) be convertible into the Company's common stock (at any time, in whole or in part, at the option of the holder) at a Conversion Price of $.0025.

3.

The Company shall issue to Brucker a senior secured note, face value $50,000, as payment for $50,000 of past due compensation. Such senior note shall; (i) be secured by a first lien on all of the Company's assets and be pari passu with the Company's other senior debt, (ii) accrue interest at the rate of 4% per annum, and (iii) mature on March 30, 2006.

4.

The Company shall amend that certain senior convertible note owned by Brucker, face value $50,000, which is dated February 15, 2005, as follows; (i) the Conversion Price shall be subject to adjustment on May 15, 2006 to $.005, provided however, such adjustment shall only be made if Brucker has remained in the continuous employ of the Company from the Effective Date until May 15, 2006 unless his employment is interrupted by death, disability or termination without cause (as such terms are defined in the employment agreement of James R. Arabia in effect as of the Effective Date), (ii) the interest rate shall be reduced to 4% per annum and will accrue until maturity, (iii) the maturity shall be extended to October 1, 2010, and (iv) all interest accrued up to the Effective Date shall be waived/forgiven.

5.	Brucker hereby waives/forgives $56,529 owed to him by the Company for compensation, leaving a balance due of $121,582 as of the Effective Date.
6.

Immediately following the forced conversion of the unsecured convertible note described in Section 1, a rescission, together but not separately, of the following agreements between the Company and Brucker shall become effective; the Stock Issuance Agreement, the Stock Purchase Agreement, the Secured Promissory Note and the Security Agreement, all of which are dated April 28, 2001. Upon such rescission Brucker shall promptly forfeit 5,000,000 shares of the Company's common stock owned by him (certificates # LJ 3145, 3146, 3147 and 3148) and shall waive/forgive the balance due to him outlined in Section 6 and all interest that has accrued thereon.

7.

Notwithstanding anything contained herein or in any convertible note beneficially owned by Brucker to the contrary, Brucker shall be restricted from converting any convertible note now or hereafter beneficially owned by him unless and until for sixty (60) days prior to such conversion (the "Sixty Day Testing Period") the Company had authorized common stock in an amount great enough to meet the aggregate conversion rights of all of its convertible securities outstanding on each day of the Sixty Day Testing Period, including all convertible securities beneficially owned by Brucker (when calculating aggregate conversion rights it shall be assumed that all convertible securities outstanding at the time the calculation is made have the right to immediately convert into common stock at the lowest possible conversion price that each such security may achieve at any time up to its maturity, even if they do not have such rights at the time of the calculation). The restriction described in this Section 7 shall be null and void and of no force or effect if at any point in time after the Effective Date Brucker was permitted to convert any note subject to this restriction (whether or not he actually converted any such note(s)), unless the parties agree in writing to extend the enforceability of this restriction. Further, if this restriction shall continue to be in force upon the one-year anniversary of the Effective Date, it shall constitute an event of default under the senior convertible notes owned by Brucker.

8.

The Company represents and covenants that it shall make its reasonable best efforts to accomplish or facilitate an increase of the Company's (or its successor's) authorized common stock to an amount that would render Section 7 null and void.

IN WITNESS WHEREOF, the parties have executed this Letter Agreement as of the date first written above.

NATUREWELL, INCORPORATED, a Delaware corporation
By: /s/ James R. Arabia James R. Arabia, Chief Executive Officer
By: /s/ Robert T. Malasek Robert T. Malasek, Chief Financial Officer

DONALD BRUCKER, an individual
By: /s/ Donald Brucker Donald Brucker